                                                                     EXHIBIT 2.1

                        AGREEMENT FOR PURCHASE AND SALE
                                      OF
                        CT OPERATING PARTNERSHIP, L.P.,
                       A CALIFORNIA LIMITED PARTNERSHIP;
                              SELECTED PORTFOLIO

                                 JULY 12, 2000

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
ARTICLE I. BASIC DEFINITIONS..............................................   1

ARTICLE II. PURCHASE AND SALE.............................................   5
               Section 2.1  Purchase and Sale.............................   5
               Section 2.2  Purchase Price................................   5
               Section 2.3  Buyer's Review and Sellers' Disclaimer........   6
               Section 2.4  Expiration of Due Diligence Period............   8
               Section 2.5  Title Exceptions..............................   9

ARTICLE III. CONDITIONS PRECEDENT.........................................  10
               Section 3.1  Conditions....................................  10
               Section 3.2  Failure or Waiver of Conditions Precedent.....  13

ARTICLE IV. COVENANTS, WARRANTIES AND REPRESENTATIONS.....................  14
               Section 4.1  Sellers' Warranties and Representations.......  14
               Section 4.2  Sellers' Covenants............................  16
               Section 4.3  Buyer's Warranties and Representations........  18
               Section 4.4  Survival......................................  19

ARTICLE V. DEFAULT........................................................  19
               Section 5.1  Buyer's Default & Deposit.....................  19
               Section 5.2  Sellers' Default..............................  21

ARTICLE VI. CLOSING.......................................................  21
               Section 6.1  Escrow Arrangements...........................  21
               Section 6.2  Closing.......................................  24
               Section 6.3  Prorations....................................  24
               Section 6.4  Credits.......................................  28
               Section 6.5  Other Closing Costs...........................  28
               Section 6.6  Further Documentation.........................  29
               Section 6.7  Cooperation in Exchange.......................  29
               Section 6.8  Assignment of Indemnities.....................  30

ARTICLE VII. MISCELLANEOUS................................................  30
               Section 7.1  Damage or Destruction.........................  30
               Section 7.2  Fees & Commissions............................  31
               Section 7.3  Successors and Assigns........................  31
               Section 7.4  Limitations...................................  31
               Section 7.5  Notices.......................................  32
               Section 7.6  WAIVER OF JURY TRIAL..........................  33
               Section 7.7  Parties Representatives.......................  34
               Section 7.8  Time..........................................  34
               Section 7.9  Incorporation by Reference....................  34

               Section 7.10  Attorneys' Fees.............................. 34
               Section 7.11  Construction................................. 34
               Section 7.12  Governing Law................................ 35
               Section 7.13  Operating Records............................ 35
               Section 7.14  Confidentiality.............................. 35
               Section 7.15  Counterparts................................. 35
               Section 7.16  Entire Agreement............................. 35

Exhibit A      Properties (with exact name of respective Sellers)
Exhibit B      Allocated Purchase Price
Exhibit C      In-Negotiation Leases and Budgets for Same
Exhibit D      List of Title Reports
Exhibit E      Provisions required for Loan Assumption Documents
Exhibit F      Buyer's Form of Estoppel
Exhibit G      Transfer Documents


Schedule 1.1        Contracts
Schedule 1.2        Index of Data Room Disclosure Materials
Schedule 1.3        Key Tenants (Bankruptcy would Trigger Failure of a Closing
                    Condition)
Schedule 1.4        Leases and Other Rental Agreements (Rent Rolls)
Schedule 1.5        Major Leases (for Estoppels) (Note: Loehmann's)
Schedule 2.2        Assumed Loans - Outstanding Estimated Amounts
Schedule 2.3(c)     List of Properties Developed by Sellers
Schedule 2.5(c)     Outstanding Debt [including loans to be paid off]
Schedule 4.1(g)     Governmental Violations
Schedule 4.1(h)     Agreements Amended
Schedule 4.1(k)     Loan Documents for Assumed Loans
Schedule 4.1(l)     REAs
Schedule 6.3(c)     Utility Deposits
Schedule 6.4 Special Provisions with Respect to the Torrance Property Loehmann's Reserve Account

                        AGREEMENT FOR PURCHASE AND SALE
                                      OF
                        CT OPERATING PARTNERSHIP, L.P.,
              A CALIFORNIA LIMITED PARTNERSHIP SELECTED PORTFOLIO

          THIS AGREEMENT FOR PURCHASE AND SALE (this "Agreement"), is made and entered into as of July 12, 2000, by and between CT OPERATING PARTNERSHIP, L.P., a California limited partnership ("Center Trust"), CT RETAIL PROPERTIES FINANCE IV, LLC, a Delaware limited liability company("CT Properties IV"), CT RETAIL PROPERTIES FINANCE I, LLC, a Delaware limited liability company ("CT Properties I"), CENTER TRUST RETAIL PROPERTIES FINANCE III L.L.C., a Delaware limited liability company ("CT Properties III"), (Center Trust, CT Properties I, CT Properties III, and CT Properties IV are each individually, a "Seller" hereunder, and collectively are referred to herein as "Sellers") and KIMCO REALTY CORPORATION, a Maryland corporation ("Buyer"). Sellers and their respective interests in the Properties (as defined below) are identified more precisely on Exhibit A to this Agreement.
             ---------

                                   RECITALS
                                   --------

          A. The Sellers are the owners, and, with respect to a portion of the Covina Property the holder of a leasehold interest, in a portfolio of shopping center properties located in the States of California, Washington and Nevada as more particularly described on Exhibit A to this Agreement and defined below
                               ---------
with greater specificity as the "Properties."

          B. Buyer desires to purchase and each of Sellers desires to sell, subject to the terms and conditions contained in this Agreement, the entirety of its right, title and interest in the Properties.

                                   AGREEMENT
                                   ---------

         NOW, THEREFORE, Buyer and Sellers do hereby agree as follows:

                                  ARTICLE I.
                               BASIC DEFINITIONS

          "Additional Exceptions" shall have the meaning set forth in Section
           ---------------------                                      -------
2.5(a).
------

          "Allocated Purchase Price" shall refer, as to each Property, to the
           ------------------------
portion of the Purchase Price allocated to such Property as set forth on Exhibit
                                                                         -------
B to this Agreement.
-

          "Assumed Loans" shall mean the Loans which, subject to delivery of the
           -------------
Lender Consents and Loan Assumption Documents as provided in Section
                                                             -------
3.1(a)(iii), shall be assumed by Buyer on the Closing Date and which are
-----------
referenced on Schedule 2.2.
              -------------

          "Closing Date" shall mean a date which is fifteen (15) days following
           ------------
the Due Diligence Completion Date (or the first business day thereafter if such 15/th/ day is not a business day); provided that either party may extend such 15 day period for an additional period not to exceed 15 days from and after the date which is 15 days after the Due Diligence Completion Date; and provided further, that the Closing Date for some of the Properties may be extended as provided in Section 3.2(c).
                                                      --------------

          "Contract Period" shall mean the period from the date of this
           ---------------
Agreement through and including the Closing Date.

          "Contracts" shall mean the maintenance, service and other operating
           ---------
contracts, equipment leases and other arrangements or agreements listed on
Schedule 1.1 attached hereto.
------------

          "Covina Property" shall mean the Property known as Covina Town Square
           ---------------
located in Los Angeles County, California.

          "Disclosure Materials" shall mean those materials located in the data
           --------------------
room and provided prior to the date of this Agreement as indicated in the index contained on the attached Schedule 1.2 and in the files available in the
                          ------------
Sellers' offices to which Buyer has been afforded access and review rights prior to the date of this Agreement and which rights shall continue to be afforded Buyer throughout the Contract Period.

          "Due Diligence Completion Date" shall mean August 11, 2000.
           -----------------------------

          "Due Diligence Period" shall mean the period commencing on the date of
           --------------------
this Agreement, and ending at 5:00 p.m. Los Angeles, California time on the Due Diligence Completion Date.

          "Escrow Agent" shall mean Chicago Title Insurance Company, Los
           ------------
Angeles, California.

          "Ground Lease" shall mean the ground lease, dated November 10, 1998,
           ------------
by and between Center Trust, the predecessor in interest to CT Properties I, as Tenant, and Los Angeles County Flood Control District, as Landlord, with respect to that certain portion of Real Property at the Covina Property as more specifically identified on Exhibit A.
                           ---------

          "Hazardous Materials" shall mean any substances, materials, wastes,
           -------------------
pollutants or contaminants now or in the future defined or listed in or subject to reporting, investigation, permitting, remediation, licensing or other regulatory requirements under any environmental laws or regulations, including, without limitation, any inflammable explosives, radioactive materials, asbestos, polychlorinated biphenyls, trichloroethylene, tetrachloroethylene, perchloroethylene and other chlorinated solvents, petroleum products and by-products and other substances with toxic or hazardous characteristics.

          "Improvements" shall mean, as to each of the properties listed on
           ------------
Exhibit A, the right, title and interest of the applicable Seller in any and all
---------
structures, buildings, facilities, parking areas or other improvements situated on such property's Land and all related fixtures, improvements, building systems and equipment (including, without limitation, HVAC, security and life safety systems).

          "In-Negotiation Leases" shall refer to those leases or modifications
           ---------------------
to existing Leases listed on Exhibit C to this Agreement.
                             ---------

          "Intangible Property" shall mean, as to each Real Property, the right,
           -------------------
title and interest of the applicable Seller in: (a) any and all permits, entitlements, filings, building plans, specifications and working drawings, certificates of occupancy, operating permits, sign permits, development rights and approvals, certificates, licenses, warranties and guarantees, engineering, soils, pest control, survey, environmental, appraisal, market and other reports relating to the property; (b) all trade names, service marks, tenant lists, advertising materials and telephone exchange numbers identified with the property; (c) the Contracts and the Leases (as defined herein); (d) claims, awards (including, without limitation, any award in connection with any eminent domain proceeding or conveyance in lieu thereof), actions, remedial rights and judgments relating to the property; (e) all books, records, files and correspondence relating to the property and (f) all other transferable intangible property, miscellaneous rights, benefits or privileges of any kind or character with respect to the property; provided that the Intangible Property shall not include any Seller's name or any rights to the name "Center Trust" or any derivatives thereof.

          "Intervening Environmental Occurrence" shall mean an affirmative act
           ------------------------------------
committed by Sellers or any third party after the Due Diligence Completion Date and prior to the Closing which violates an environmental law and creates potential liability in excess of $100,000 for the owner of such Property. For purposes of this provision "environmental law" shall mean any and all applicable treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any governmental authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. (S) 9601 et seq. (collectively "CERCLA"), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C.
(S) 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. (S) 1251 et seq., the Clean Air Act of 1970, as amended 42 U.S.C. (S) 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. (S) 2601 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. (S) 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. (S) 11001 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. (S) 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. (S) 5101 et seq., and any similar or implementing state, local or foreign law, and all amendments or regulations promulgated under any of the foregoing.

          "Intervening Matters" shall mean shall refer to facts or circumstances
           -------------------
relating to the status of any Property which result in the failure of any condition to closing, provided that in no event shall any of the following constitute Intervening Matters: (i) competitive, general or specific market conditions, (ii) changes in legislative or administrative laws or regulations,
(iii) the Permitted Exceptions, (iv) methodologies of or express assumptions in financial projections, calculations or reports included within the Disclosure Materials, (v) any matters which would constitute a material breach of a representation or warranty of any Seller which are raised prior to the Closing Date but are based upon facts or circumstances otherwise known by Buyer prior to the Due Diligence Completion Date or which Buyer should have known or anticipated as of the Due Diligence Completion Date had Buyer conducted a reasonably diligent review, to the standard of a prudent institutional investor, of all information available in the Disclosure Materials or obtained by Buyer during its Due Diligence review.

          "Key Tenants" shall mean those tenants specifically identified on
           -----------
Schedule 1.3.
------------

          "Land" shall mean, as to each of the properties listed on Exhibit A,
           ----                                                     ---------
the land component of the property as described with precision in the Title Reports.

          "Leases" shall mean, as to each Real Property, all leases, subleases,
           ------
rental agreements or other agreements (including all amendments or modifications thereto) referenced in Schedule 1.4 attached hereto.
                       ------------

          "Loans" shall mean the outstanding debt related to the Properties as
           -----
set forth on the attached Schedules 2.2 and 2.5(c).
                          ------------------------

          "Major Leases" shall mean the Leases applicable to specific tenants at
           ------------
each Property as shown on Schedule 1.5 attached hereto.
                          ------------

          "Material Claims" shall mean any post-Closing claims of Buyer with
           ---------------
respect to a material breach of a representation and warranty contained herein or in any document delivered by Sellers at the Closing, that would effect a diminution in the fair market value of all Properties by an aggregate of more than $100,000 or otherwise results in aggregate material costs to Buyer in excess of $100,000; provided that with respect to any Seller's Estoppel executed in lieu of a Tenant Estoppel as provided in Section 3.1(a)(v), a "Material
                                            ------------------
Claim" shall mean the material inaccuracy of any representation made in such estoppel which results in a material diminution in the fair market value of the applicable Property.

          "Pavilions Property" shall mean the property known as Pavilions Centre
           ------------------
located in Federal Way, Washington.

          "Permitted Exceptions" the various matters affecting title to the
           --------------------
Properties that are approved or deemed approved by Buyer pursuant to Section 2.5
                                                                     -----------
below.

          "Personal Property" shall mean, as to each Real Property, all
           -----------------
furniture, furnishings, trade fixtures and other tangible personal property directly or indirectly owned by a Seller that is located at and used exclusively in connection with the operation of the Real Property.

          "Pool Material Claims Amount" shall refer to the aggregate amount of
           ---------------------------
all Material Claims, which amount shall not exceed $2,500,000.

          "Property" shall mean, with respect to each of the properties
           --------
described on Exhibit A, the Real Property, the Personal Property and the
             ---------
Intangible Property. Collectively, such properties shall be referred to as the "Properties."

          "REA" shall mean, with respect to each of the Properties, those
           ---
certain easement, operating, and/or covenant agreements or declarations, as set forth on Schedule 4.1(l).
         ---------------

          "Real Property" shall mean, as to each property listed on Exhibit A,
           -------------                                            ---------
all of the applicable Seller's right, title and interest in and to, the Land, the Improvements and all rights, privileges, easements, and appurtenances to the Land or the Improvements, including without limitation any rights of any Seller under an REA, any air, development, water, hydrocarbon or mineral rights held by any Seller, the Seller's rights in and to the Ground Lease, licenses, easements, rights-of-way, claims, rights or benefits, covenants, conditions and servitudes and other appurtenances used or connected with the beneficial use or enjoyment of the Land or the Improvements and all rights or interests relating to any strip and gores of land, roads, alleys or parking areas adjacent to or servicing the Land or the Improvements.

          "Rent Rolls" shall refer to the information schedules contained in
           ----------
Schedule 1.4 to this Agreement pertaining to Leases covering premises in the
------------
Properties.

          "Title Company" shall mean Chicago Title Insurance Company, Los
           -------------
Angeles, California.

          "Title Reports" shall refer to the preliminary title reports listed on
           -------------
Exhibit D to this Agreement and issued by the Title Company with respect to each
---------
of the Real Properties.

          "Torrance Property" shall mean the property known as Torrance
           -----------------
Promenade located in Torrance, California.

                                  ARTICLE II.
                               PURCHASE AND SALE

          Section 2.1 Purchase and Sale. Sellers agree to sell the Properties, and Buyer agrees to purchase or cause to be purchased the Properties upon all of the terms, covenants and conditions set forth in this Agreement.

          Section 2.2 Purchase Price. The aggregate purchase price for the Properties (the "Purchase Price") shall be One Hundred Sixty Million Six Hundred and Ten Thousand Dollars (U.S. $160,610,000.00), subject to adjustment in accordance with Section 6.3 -Prorations, and Section 3.2 - below. The entire
                -----------
amount of the Purchase Price so adjusted (less (i) the Deposit delivered pursuant to Article V below and any accrued interest thereon and (ii) the outstanding amount owed as of the Closing Date on the Assumed Loans, the estimated amounts of which are set forth on Schedule 2.2 attached hereto, shall
                                            ------------
be payable by Buyer to Sellers through payment in cash or immediately available funds of the entire balance on the Closing Date through the escrow described in
Section 6.1 below. Sellers shall provide Escrow Agent with a written statement
-----------
and direction not later than five (5) business days prior to the Closing Date as to the allocation and disposition of the Purchase Price among the persons and entities constituting Sellers.

          Section 2.3  Buyer's Review and Sellers' Disclaimer.

               (a) Buyer acknowledges that Sellers have afforded (or will afford during the Due Diligence Period) Buyer and its agents and representatives an opportunity to review all of the Disclosure Materials prior to the date of this Agreement or during the Due Diligence Period and, subject to the express terms of this Agreement, that Buyer, upon completion of the Due Diligence Period, shall have completed such review to its satisfaction. Buyer has assumed fully the risk that Buyer has failed or will fail to completely and adequately to review and consider any or all of such materials. But for Buyer's expression of satisfaction with the content of the Disclosure Materials, Buyer would not have entered into this Agreement; but for Buyer's expression of such satisfaction and assumption of any risk as to the character of its review and consideration of the Disclosure Materials, Sellers would not have entered into this Agreement. Accordingly, during the Due Diligence Period, Buyer shall be permitted to make a further review of information relating to the physical, legal, economic and environmental condition of the Properties.

               (b) Buyer's exercise of the rights of review set forth in subsection (a) shall be subject to the following limitations: (i) any entry onto any Property by Buyer, its agents or representatives, shall be during normal business hours, following reasonable prior notice to Sellers and, upon receipt of Sellers' consent and, at Sellers' discretion, accompanied by a representative of Sellers; (ii) Buyer shall not conduct any drilling, test borings or other disturbance of any Property for review of soils, compaction, environmental, structural or other conditions without Sellers' prior written consent (which shall not be unreasonably withheld); (iii) if during the Due Diligence Period, any on-site discussions or interviews with any third party, any constituent partner or member of any Seller, any tenants of a Property or their respective personnel, at Sellers' election, shall be conducted in the presence of Sellers or their representatives; (iv) if during the Due Diligence Period, any discussions or interviews with employees at any Property shall be limited to designated senior employees and, at Sellers' election even after the Due Diligence Completion Date, shall be conducted in the presence of Sellers or their representatives; (v) Buyer shall exercise reasonable diligence not to disturb the use or occupancy or the conduct of business at any Property; and
(vi) Buyer shall indemnify, defend and hold Sellers harmless from all loss, cost, and expense relating to personal injury or property damage resulting from any entry or inspections performed by Buyer, its agents or representatives. Sellers shall at all times exercise reasonable diligence to provide Buyer with access or information that Buyer requests, but shall bear no liability if Sellers are not able to afford Buyer such access or information.

               (c) Buyer acknowledges (i) that Buyer has entered into this Agreement with the intention of making and relying upon its own investigation of the physical, environmental, economic and legal condition of the Properties,
(ii) that, other than those specifically set forth in this Agreement or in any document to be delivered by Seller at Closing pursuant to this Agreement, Sellers are not making and have not at any time made any warranty or representation of any kind, expressed or implied, with respect to the Properties, including, without limitation, warranties or representations as to habitability, merchantability, fitness for a particular purpose, title (other than Sellers' limited warranty of title set forth in the Deeds), zoning, tax consequences, latent or patent physical or environmental condition, utilities, operating history or projections, valuation, projections, compliance with law or the truth, accuracy or completeness of the Disclosure Materials, (iii) that other than those specifically set forth in this Agreement or in any document to be delivered by Seller at Closing pursuant to this Agreement, Buyer is not relying upon and is not entitled to rely upon any representations and warranties made by Sellers or anyone acting or claiming to act on any of Sellers' behalf, (iv) that the Disclosure Materials include soils, environmental and physical reports prepared for Sellers by third parties as to which Buyer has no right of reliance, Buyer has conducted or will conduct an independent evaluation and Sellers have made no representation whatsoever as to accuracy, completeness or adequacy, and (v) except as disclosed on Schedule 2.3(c) attached hereto, that
                                         ---------------
Sellers did not develop or construct the Properties. Buyer further acknowledges that it has not received from Sellers any accounting, tax, legal, architectural, engineering, property management or other advice with respect to this transaction and is relying solely upon the advice of its own accounting, tax, legal, architectural, engineering, property management and other advisors. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT TO BE DELIVERED AT CLOSING PURSUANT TO THIS AGREEMENT, BASED UPON THE ORDER OF BUYER'S FAMILIARITY WITH AND DUE DILIGENCE RELATING TO THE PROPERTIES AND PERTINENT KNOWLEDGE AS TO THE MARKETS IN WHICH THE PROPERTIES ARE SITUATED AND IN DIRECT CONSIDERATION OF SELLERS' DECISION TO SELL THE PROPERTIES TO BUYER FOR THE PURCHASE PRICE, BUYER SHALL PURCHASE THE PROPERTIES IN AN "AS IS, WHERE IS AND WITH ALL FAULTS" CONDITION ON THE EXPIRATION OF THE DUE DILIGENCE PERIOD AND ASSUMES FULLY THE RISK THAT ADVERSE LATENT OR PATENT PHYSICAL, ENVIRONMENTAL, ECONOMIC OR LEGAL CONDITIONS MAY NOT HAVE BEEN REVEALED BY ITS INVESTIGATIONS. SELLERS AND BUYER ACKNOWLEDGE THAT THE COMPENSATION TO BE PAID TO SELLERS FOR THE PROPERTIES HAS TAKEN INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD SUBJECT TO THE PROVISIONS OF THIS SECTION 2.3. SELLERS AND BUYER AGREE THAT THE PROVISIONS
                       -----------
OF THIS SECTION 2.3 SHALL SURVIVE THE CLOSING.
        -----------

                            ACCEPTED AND AGREED TO:


          _________________________________      _______________________________
                    Buyer's Initials'                   Seller's Initials

               (d) Consistent with the foregoing and subject solely to any obligations, covenants, representations, warranties, indemnities or other liabilities of Sellers set forth in this Agreement which specifically survive Closing, or set forth in any document to be delivered at Closing and the limitations on representations set forth in Sections 4.4, 5.2 and 7.4, effective
                                            -------------------------
as of the Closing Date, Buyer, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Sellers, their respective members, beneficial owners, agents, affiliates, successors and assigns (collectively, the "Releasees") from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this Agreement, which Buyer has or may have in the future, arising out of the physical, environmental, economic or legal condition of the Properties, including, without limitation, all claims in tort or contract and any claim for indemnification or contribution arising under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601, et. seq.) or any similar federal, state or local statute, rule or ordinance relating to liability of property owners for environmental matters. For all of the foregoing purposes, Buyer hereby specifically waives the provisions of Section 1542 of the California Civil Code and any similar law of any other state, territory or jurisdiction. Section 1542 provides:

               A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Buyer hereby specifically acknowledges that Buyer has carefully reviewed this subsection and discussed its import with legal counsel and that the provisions of this subsection are a material part of this Agreement.

                            ACCEPTED AND AGREED TO:


               __________________________        _______________________________
                   Buyer's Initials                     Seller's Initials

               (e) Subject to any representations, warranties or covenants of Sellers which specifically survive Closing as set forth in this Agreement or any document to be delivered at Closing, Buyer shall indemnify, defend and hold Sellers harmless from and against any and all losses, damages, causes of action, costs and expenses (including without limitation, reasonable attorneys' fees and costs), claims and liabilities in connection with or relating directly or indirectly to the Properties and arising out of or resulting from acts or omissions occurring from and after the Closing Date. Subject to the limitations and agreements set forth in Sections 4.4, 5.2 and 7.4 of this Agreement, Sellers
                            ------------  ---     ---
shall indemnify, defend and hold Buyer harmless from and against any and all losses, damages, causes of action, costs and expenses (including without limitation, reasonable attorneys' fees and costs), claims and liabilities in connection with or relating directly or indirectly to the Properties and arising out of or resulting from (i) any matters resulting from inaccuracies in any Seller's Estoppel (as defined herein) delivered in lieu of a Tenant Estoppel,
(ii) a breach by Seller of the representations set forth in Section 4.1 (exclusive of Section 4.1(e)) or in any document executed and delivered by
              -----------
Seller at the Closing pursuant to this Agreement, and (iii) all post-Closing adjustments resulting in amounts to be paid by Sellers as set forth in Section
                                                                       -------
6.3.
---

          Section 2.4 Expiration of Due Diligence Period. In the event that during the Due Diligence Period, Buyer, in its sole and exclusive judgment, determines not to purchase the Property for any reason or for no reason, or if Buyer is not satisfied with the condition of the Properties then, on or prior to the Due Diligence Completion Date, Buyer shall have the right to terminate this Agreement without liability to either Seller or Buyer by delivering written notice to Seller of such decision with a copy to Escrow Agent on or prior to the Due Diligence Completion

Date. If Buyer terminates this Agreement pursuant to this Section 2.4, (i) all
                                                          -----------
non-public information obtained by Buyer from Seller during either the Due Diligence Period shall be kept confidential and the provisions of Section 7.14 shall survive such termination, except to the extent disclosure is required pursuant to applicable law, regulation or court proceeding, (ii) Buyer shall return all Disclosure Materials to Seller, and (iii) Buyer shall provide a copy to Seller of Buyer's third party consultant's report(s), if requested by Seller. In the event Buyer does not terminate this Agreement prior to the end of the Due Diligence Period, this Agreement shall remain in full force and effect and Buyer within one (1) business day following the Due Diligence Completion Date, shall place the Additional Deposit in escrow with the Escrow Agent as herein provided, and Buyer shall be obligated to close with respect to all Properties, subject only to satisfaction or waiver of all conditions to Closing set forth in this Agreement and the provisions of Section 3.2.
                                -----------

          Section 2.5  Title Exceptions.

               (a) Buyer acknowledges that Buyer will review during the Due Diligence Period: Sellers' existing title insurance policies; the Title Reports issued by the Title Company with respect to each of the Properties; documents and information pertaining to the exceptions to title listed in the Title Reports; and ALTA/ATSM surveys with respect to each of the Properties. Buyer may secure during the Due Diligence Period any additional title report or survey updates desired by Buyer. Any title exceptions or issues disclosed by title or survey updates, disclosed by Sellers to Buyer or otherwise identified by Buyer which are not within the definition of Permitted Exceptions shall be referred to as "Additional Exceptions." Sellers, moreover, shall exercise reasonable efforts to cause Title Company to honor Title Company's undertaking to issue to Buyer title insurance policies substantially in the form of Sellers' existing policies with modification to reflect intervening title matters, provided that Sellers make no representation or covenant as to the enforceability or performance of such Title Company undertaking.

               (b) Buyer shall have the right to deliver a written notice to Sellers identifying any Additional Exceptions on or prior to the Due Diligence Completion Date and with respect to any Additional Exceptions of which Buyer first becomes aware after the Due Diligence Completion Date, within five (5) days after becoming aware of the same. Buyer's failure to deliver any such notice in timely fashion shall be deemed an approval of any Additional Exceptions disclosed to Buyer in any title or survey updates, disclosed to Buyer by Sellers in writing or otherwise discovered by Buyer during the Due Diligence Period with respect to any Additional Exceptions of which it is aware on or prior to the Due Diligence Completion Date, and with respect to any Additional Exceptions of which Buyer first becomes aware after the Due Diligence Completion Date, within five (5) days after becoming aware of the same.

               (c) "Permitted Exceptions" shall include and refer to: all Leases, any and all exceptions to title set forth in the Title Reports listed on Exhibit D attached hereto, unless such exception was objected to by Buyer during
---------
the Due Diligence Period, in which case it shall be deemed an "Additional Exception"; zoning ordinances and regulations and other laws or regulations governing use or enjoyment of the Property not violated by existing improvements and use thereof; matters affecting title created by or with the consent of Buyer; liens to secure taxes and assessments for amounts which are not yet due and payable unless such amounts are being prorated at closing pursuant to Section 6.3 and customary utility
                                      -----------
easements and other matters which do not materially and adversely affect the use, occupancy, development (as to any undeveloped Properties) or value of a Property. Notwithstanding the foregoing, Sellers shall remove at Sellers' sole cost and expense on or prior to the Closing Date and there shall not be treated as Permitted Exceptions: any liens of any mortgages or deeds of trust other than Assumed Loans; tax judgment, mechanics and other liens for monetary obligations; and any title matters created in violation of Sellers' covenant set forth in
Section 4.2(f) below. Buyer shall have the right to pay on the Closing Date and
--------------
offset against the Purchase Price the amount of any of indebtedness secured by mortgage lien, tax judgment, mechanics and other lien for monetary obligations which Sellers have failed to remove on or prior to the Closing Date, unless such matter is a Permitted Exception or relates to an Assumed Loan.

               (d) At or prior to the Closing, Seller shall remove, correct, cure or satisfy to Buyer's reasonable satisfaction, any Additional Exception. If Seller fails to remove any Additional Exceptions with respect to a Property, Buyer shall have the right at its sole option either (i) to exclude such Property from the transfer, in which case the provisions of Section 3.2 shall be
                                                            -----------
applicable, or (ii) close and waive any rights against Seller with respect thereto. Except with respect to monetary liens as set forth in Section 2.5(c) and any Additional Exception created in violation of Seller's covenant in
Section 4.2(f), Seller shall have no liability for or as a result of its inability or failure to remove, correct, cure or satisfy any such Additional Exception and Buyer's sole remedy in the event of such failure shall be to exercise the option set forth in the preceding sentence of this Section 2.5(d).

               (e) Sellers shall have no obligation to execute any affidavits or indemnifications in connection with the issuance of Buyer's title insurance excepting only customary affidavits as to authority, the rights of tenants in occupancy, the status of mechanics' liens and other affidavits or indemnifications necessary to address matters of title which Sellers are obligated to remove or cure pursuant to this Section 2.5, including, without
                                             -----------
limitation, a gap indemnity in favor of the Title Company if required by the Title Company with respect to any delayed recordation of the Deeds, and any other documents to be recorded hereunder on or after the Closing Date.

                                 ARTICLE III.
                             CONDITIONS PRECEDENT

          Section 3.1  Conditions.

               (a) Notwithstanding anything in this Agreement to the contrary, Buyer's obligation to purchase the Properties shall be subject to and contingent upon the satisfaction or waiver of the following conditions precedent for each
Property:

                    (i) The willingness, upon the sole condition of the payment of any regularly scheduled premium by the party required to do so pursuant to
Section 6.4, of the Title Company to issue an American Land Title Association
-----------
extended coverage Owner's Policy of Title Insurance, (1992 Form) (each, a "Title Policy") insuring Buyer (or Buyer's permitted assignee or nominee) that title to each Real Property is vested of record in Buyer (or Buyer's permitted assignee or nominee) on the Closing Date subject only to the printed conditions and of such policy and the Permitted Exceptions;

                    (ii) The absence of any material breaches of any of the representations and warranties set forth in Sections 4.1, 4.2 and 7.2;
                                            -----------------     ---

                    (iii) With respect to the Assumed Loans, the applicable lenders shall have delivered documents evidencing each such the Lender's consent to the assignment to, and assumption by, Buyer of the each of the Assumed Loans, which such documents shall be reasonably acceptable to Buyer and shall satisfy in all material respects Buyer's requirements as set forth on Exhibit E attached
                                                              ---------
hereto (collectively such loan assumption documents are referred to herein as the "Lender Consents and Loan Assumption Documents") prior to the Closing Date. All Lender Consents and Loan Assumption Documents shall be in a form reasonably acceptable to Buyer which shall, (A) state the outstanding principal balance of the promissory note applicable to the Property, the date through which interest has been paid thereunder, the amount held by it in any escrow account, and that aside from said principal balance and any accrued interest thereon, there are no other outstanding or accrued amounts secured by the deed of trust or mortgage recorded in connection with such Loan; and (B) consent to the transfer of the Property to any subsidiary of Buyer or Kimco Income Operating Partnership, L.P., without any change in interest rate, payment schedule, or any other material modification of the Loan Documents not approved by Buyer in its sole discretion but applying reasonable good faith business judgment.

                    (iv) With respect to the Ground Lease, the applicable Seller shall have delivered a document evidencing the landlord's consent to the assignment and assumption of the Ground Lease.

                    (v) Sellers' delivery to Buyer of tenant estoppels ("Tenant Estoppels"), dated not more than thirty (30) days prior to the anticipated Closing Date, with respect to each of the Major Leases, unless otherwise noted on Schedule 1.5, and 60% of all other Leases. Each Tenant Estoppel shall be substantially in the form attached to, or required by, the applicable tenant's Lease (provided same does not reveal or claim a default in any representation or warranty of Seller in this Agreement), or if no such form is identified in a Lease, substantially in the form of Exhibit F; provided
                                                       ---------
however with respect to tenants under any of the Major Leases, if such tenant provides an estoppel in the tenant's customary and usual or standard form, such an estoppel will be acceptable to Buyer so long as it confirms the actual lease agreement, including no undisclosed amendments thereto, the absence of defaults by landlord thereunder or outstanding tenant improvement work obligations, and the base rental amounts. Seller may satisfy the foregoing delivery requirements by delivering a Seller's estoppel ("Seller's Estoppel") executed by the applicable Seller containing the same information with respect to: (C) the specific leases identified on Schedule 1.5, and (D) up to 40% of the Leases that
                              ------------
are not Major Leases at each Property;

                    (vi) Sellers' delivery to Buyer of an estoppel in form and substance reasonably satisfactory to Buyer, dated not more than thirty (30) days prior to the anticipated Closing, with respect to the Ground Lease and each party to an REA; provided, however, that the failure to deliver such estoppels
                 --------  -------
prior to the Closing Date shall not be a failure of a closing condition if: (i) Sellers' cause the Title Company to issue the Title Policies including, without exception, for the Covina Property, and covenants to use good faith efforts to obtain the estoppels post-closing as promptly as reasonably possible; and (ii) with respect to any missing estoppel for an REA party or the Ground Lease, Seller provides an estoppel from Seller in form and substance reasonably satisfactory to Buyer.

                    (vii) No Intervening Environmental Occurrence shall have occurred;

                    (viii) No Key Tenant, except for Loehmann's, shall have filed a petition for bankruptcy after the Due Diligence Completion Date (such event being referred to herein as a "Tenant Bankruptcy");

                    (ix) The tenant(s) under the In-Negotiation Lease(s) shall be in occupancy and shall be paying full rent (without credits or allowance) on or before the Closing Date; provided however that if any such Tenant is not in occupancy and paying rent as of the Closing Date, then Seller and Buyer shall authorize Escrow Agent to holdback in Escrow, (from the funds to otherwise be delivered to Seller upon Closing,) an amount equal to the applicable tenant's base rent (without deduction for brokerage commissions or allowances), common area charges and/or real estate taxes, accruing from and after the Closing Date to thirty days after the then estimated date for such tenant's rent commencement as reasonably estimated by both parties. With respect to any such holdback amounts, Escrow Agent shall be instructed to release to Buyer an amount equal to one month's base rent plus common area charges on each monthly anniversary of the Closing Date until such time as the tenant commences occupancy and payment of rent, at which point Buyer shall receive a pro rata amount based on the number of days of a partial month of rent prior to tenant's commencement date and the then remaining holdback amounts shall be immediately released to Seller; and

                    (x) Sellers' performance or tender of performance of all material closing obligations under this Agreement, assuming no termination hereof.

               (b) Notwithstanding anything in this Agreement to the contrary, Sellers' obligation to sell the Properties shall be subject to and contingent upon the satisfaction or waiver of the following conditions precedent:

                    (i) The satisfaction or Buyer's written waiver of the conditions set forth in subparagraph (a)(i) above;

                    (ii) As of the Closing Date, each of Buyer's representations in Section 4.3 shall be true and correct in all respects;
                   -----------

                    (iii) The submission of fully executed Lender Consent and Assumption Documents as provided in Section 6.1; provided, however, (i) Seller
                                    -----------
may not refuse to close on any Property if the applicable Lender has consented to the assumption and Buyer is willing to waive any further unfulfilled requirements in the Lenders Consent and Assumption Documents (provided that such waiver does not result in an economic cost to Seller not contemplated by this Agreement) and (ii) with respect to one or more of the Properties subject to an Assumed Loan, if this condition is not fully satisfied to Seller's satisfaction and Buyer is prepared to waive the condition set forth in Section 3.1(a)(iii) and close on all but the affected Property or Properties, Sellers shall be obligated to sell all but the affected Property or Properties and this Agreement shall be terminated only with respect to such affected Property or Properties; and

                    (iv) Buyer's performance or tender of performance of all material closing obligations under this Agreement.

          Section 3.2  Failure or Waiver of Conditions Precedent

               (a) If, after the Due Diligence Completion Date, Buyer discovers an Intervening Matter with respect to one or more Properties, Buyer may elect to exclude one such Property from the Properties being transferred by giving written notice of such election to Sellers promptly following such election; provided, however, that Buyer's right to exclude a Property is limited to the
--------  -------
exclusion of one Property. In the event of the exclusion of any such Property, the parties shall be bound to consummate the purchase and sale of the balance of the Properties in accordance with this Agreement and the Purchase Price shall be reduced by an amount equal to the Allocated Purchase Price of the Property so excluded. The portion of the Deposit properly allocable to such Property shall be added to the portions of the Deposit allocable to the balance of the Properties being transferred. In any event, Buyer's consent to the close of escrow pursuant to this Agreement shall waive any remaining unfulfilled conditions. If, in accordance with the provisions of this Section 3.2, this Agreement is terminated by Buyer as a result of the failure of any condition set forth in Section 3.1(a), Seller shall return the full amount of the Deposit plus
         --------------
accrued interest to Buyer.

               (b) If, after the Due Diligence Completion Date, Buyer discovers an Intervening Matter with respect to the Torrance Property or the Pavilions Property, Buyer may elect to (i) terminate this Agreement in its entirety and shall receive reimbursement of the Deposit and all interest accrued thereon or
(ii) may elect to exclude such Property affected by such Intervening Matter, and close the transaction with respect to all or a portion of the Properties. If Buyer terminates this Agreement under this subsection (b)(i), Buyer shall not be obligated to purchase the Properties and the Sellers shall not be obligated to sell the Properties and the entire amount of the Deposit, together with any interest accrued thereon, shall be returned to Buyer.

               (c) If, after the Due Diligence Completion Date, Buyer discovers an Intervening Matter with respect to two or more Properties other than the Torrance Property or the Pavilions Property, Buyer may elect to either (i) terminate this Agreement, or (ii) exclude one of the Properties affected by such Intervening Matter and waive the Intervening Matter with respect to any other Properties affected by such Intervening Matter. In the event Buyer elects clause
(i) of the preceding sentence, Sellers shall have the right, but not the obligation, to extend the Closing Date with respect to all Properties or only the Properties affected by such failure of a closing condition for a reasonable period necessary to satisfy all closing conditions not then satisfied, provided such extension is not anticipated to be more than 30 days to cure such

Intervening Matter and such extension does not actually exceed 60 days. If Seller elects to extend the Closing for only the Properties affected by such failure, thereby requiring Buyer to close all other Properties on the Closing Date, Seller shall be obligated to use good faith commercially reasonable efforts to satisfy the closing conditions on the affected Properties as soon as possible. If at any point during such Seller elected extension it appears to both Buyer and Seller that it will be impossible to satisfy such unfulfilled conditions, this Agreement shall terminate with respect to such affected Property.

               (d) If an Intervening Matter exists and Buyer intends to exclude a Property or terminate this Agreement, Buyer's written notice of such intention shall describe such Intervening Matter with particularity. Within five (5) days of receipt of such written notice describing an Intervening Matter and stating Buyer's intention to either exclude a Property or terminate this Agreement, Sellers shall notify Buyer whether Sellers intend to cure such condition prior to the Closing Date, or in the case of Subsection 3.2(c) above prior to an
                                       -----------------
extended Closing Date, in which case the parties rights and obligations under this Agreement shall continue in full force and effect. If Sellers do not notify Buyer that Sellers intend to cure such Intervening Matter, subject to the relevant provisions of this Section 3.2, the Property affected by the Intervening Matter shall be excluded from the Closing or this Agreement shall automatically terminate, as the case may be.

               (e) If a Property is excluded pursuant to any provision of this Agreement, the Purchase Price shall be reduced by the Allocated Purchase Price for such excluded Property and the portion of the Deposit (and the accrued interest thereon allocable to such Property) shall be proportionately reallocated among all remaining Properties.

                                  ARTICLE IV.
                   COVENANTS, WARRANTIES AND REPRESENTATIONS

          Section 4.1 Sellers' Warranties and Representations. As of the date hereof, each Seller hereby represents and warrants to Buyer as to itself and regarding its applicable Property as follows, and, except with respect to
Section 4.1(g) below, as of the Closing Date each of the following shall be true
--------------
and correct in all material respects, provided, that, each of such representations and warranties shall be deemed expressly qualified by any information set forth on the Disclosure Materials as well as by any information as to which Buyer has actual knowledge prior to the end of the Due Diligence Completion Date or, with respect to representations and warranties brought current as of the Closing and thereafter surviving the Closing, shall be deemed expressly qualified by information as to which Buyer had actual knowledge of during the Contract Period.

               (a) Each of the Sellers is duly formed, validly existing and in good standing under the laws of the State of its formation and in the State where the applicable Property is located. The Seller has full power and lawful authority to enter into and carry out the terms and provisions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement, and all actions of the Seller (or any parent entity) necessary to confer such power and authority upon the persons executing this Agreement (and all documents which are contemplated by this Agreement) on behalf of the Seller have been taken;

               (b) The Seller's execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of the Seller's obligations under the instruments required to be delivered by the Seller at the Closing, do not and will not require the consent, approval or other authorization of, or registration, declaration or filing with, any governmental authority (excepting the recordation of closing documents contemplated in this Agreement) and do not and will not result in any violation of, or default under, any term or provision of any agreement, instrument, mortgage, loan agreement or similar document to which the Seller is a party or by which the Seller is bound;

               (c) There is no litigation, investigation or proceeding pending or, to the best of the Seller's knowledge, contemplated or threatened against the Seller which would impair or adversely affect the Seller's ability to perform its obligations under this Agreement or any other instrument or document related hereto or to Seller's knowledge, would adversely affect Buyer following Closing;

               (d) The Seller is not a "foreign person" as defined in Internal Revenue Code 1445(f)(3);

               (e) The Rent Roll applicable to each Property is true, correct and complete in all material respects as of the date of this Agreement. To Seller's knowledge, each Lease identified on Schedule 1.4, (i) is in full force
                                             ------------
and effect and, except as disclosed in the Disclosure Materials, has not been modified or supplemented, (ii) no tenant is entitled to any "free rent" period, defense, credit, allowance or offset against rental, (iii) Seller has completed all tenant improvements specified in any Lease to be the responsibility of the Seller, (iv) Seller has paid all tenant construction allowances and (v) Seller is not in material default and has not received written notice of any material default by the tenant or the landlord under the Lease;

               (f) To Seller's knowledge, Seller has received no written notice from any governmental authorities that eminent domain proceedings for the condemnation of any Property or any part of a Property are pending;

               (g) To Seller's knowledge, Seller has received no written notice from any governmental authority that the current use of any Property is presently in violation of any applicable zoning, land use or other law, order, ordinance, rule or regulation affecting the Property, that any investigation has been commenced or is contemplated with respect to any such possible failure of compliance and such Seller has not received written notice from any insurance company or Board of Fire Underwriters any written notice of any defect or inadequacy in connection with the applicable Property or its operation, except as set forth on Schedule 4.1(g);
                ---------------

               (h) To Seller's knowledge, there are no agreements relating to the Properties, except for the Leases, the Ground Lease, other matters of record and Contracts, that are not cancelable by the owner of the Property within thirty (30) days after written notice from such owner, and (i) Sellers have not given or received any notice of default under any Contract and (ii) the Contracts have not been amended except as set forth in Schedule 4.1(h);
                                                       ---------------

               (i) Except as set forth in the environmental reports included within the Disclosure Materials and any reports or studies prepared by or for
Buyer: (i) to Seller's knowledge, Seller has received no written notice of the presence of any Hazardous Materials presently deposited, stored, or otherwise located on, under, in or about any Property which require reporting to any governmental authority or are otherwise not in compliance with environmental laws, regulations and orders; and (ii) to Seller's knowledge, there are no underground storage tanks on any Property; and

               (j) As of the Closing Date, there will be no on-site employees or hired persons in connection with the management, operation or maintenance of the Properties. Buyer shall have no obligation, liability or responsibility with respect to charges, salaries, vacation pay, fringe benefits or like items subsequent to the Closing Date, nor with respect to any management or employment agreements with respect to the Property, unless such employees have been approved by Buyer in writing during the Due Diligence Period; and

               (k) With regard to any material instruments securing or executed in connection with the Assumed Loans ("Loan Documents"): (i) to Seller's knowledge, true, correct and complete copies of the Loan Documents are listed on
Schedule 4.1(k) and have heretofore been delivered to Buyer; (ii) Seller has not received any notice of default from any lender (or its servicing agent, if any) claiming that any breach has occurred pursuant to the terms of the Loan Documents which remains uncured; (iii) to Seller's knowledge, no event has occurred which, with the giving of notice and/or passage of time, would constitute a default under the Loan Documents; and (iv) to Seller's knowledge, other than the outstanding principal balance and accrued interest, there are no other currently outstanding amounts secured by the Loan Documents.

               (l) To Seller's knowledge, the Ground Lease and each of the REAs as set forth on Schedule 4.1(l) is in full force and effect and has not been
                ---------------
modified or supplemented except as set forth in a recorded instrument, or as heretofore provided to Buyer by Seller or Landlord under the Ground Lease. To Seller's knowledge, there is no default of either Seller or any REA parties under any of the REAs, or by Seller or Landlord under the Ground Lease, and no state of facts that with notice and/or passage of time would ripen into a default. To Seller's knowledge, no unperformed work or installations or unpaid amounts is required of or due from Seller under any REA. The commencement date for the term under the Ground Lease was November 10, 1998 and tenant began rent payments on December 15, 1998. To Seller's knowledge, Seller has not received any notice to exercise its right of first refusal under Section 20 of the Ground Lease.

For the purposes of this Section 4.1, the terms "Sellers' knowledge" or words of similar effect shall mean the current actual knowledge of Messrs. Edward Fox, James Berry, Steve Jaffe, Stuart Gulland and Sherry De Voge. None of the named individuals or individual whose sole knowledge is imputed to a Seller under this Section nor any party other than the Seller affording a representation shall bear personal responsibility for any breach of such representation.

          Section 4.2 Sellers' Covenants. Seller hereby covenants and agrees as follows:

               (a) During the Contract Period, Sellers will exercise reasonable and good faith efforts to operate and maintain the Properties in a manner consistent with current practices, including, without limitation, fulfilling obligations under all Leases, Loans, REAs and the Ground Lease;

               (b) During the Contract Period, Sellers will not sell or otherwise dispose of any significant items of Personal Property unless replaced with an item of like value, quality and utility;

               (c) During the Contract Period, Sellers shall not enter into or modify any agreements relating to the operation or maintenance of a Property, except for those entered into in the ordinary course of business and which are cancelable upon not more than thirty (30) days prior notice or those otherwise approved by Buyer, which approval shall not be unreasonably withheld and shall be deemed given if Buyer should fail to approve or disapprove proposed contract matters in writing within three (3) business days following Seller's written request. At Buyer's written request, Sellers shall deliver notice of termination on the Closing Date as to any and all Contracts that Buyer desires to terminate, provided that such termination shall be effective following any notice or waiting period for such termination described in the Contract and that Sellers shall be required to bear any termination or cancellation fee or charge that may be assessed under such Contract based upon an early termination. Notwithstanding the foregoing, Sellers shall terminate all property management agreements, if any, relating to the Properties as of the Closing Date;

               (d) During the Contract Period, Sellers will not execute or modify in any material fashion any Leases, (i) without promptly notifying Buyer of the proposed Lease or modification and providing Buyer with copies of the proposed lease or modification documents and (ii) as to any lease or modification, other than (A) on terms within the range of the leasing guidelines negotiated reasonably and in good faith by the parties prior to the close of the Due Diligence Period and initialed to confirm approval or (B) with Buyer's prior consent, which consent shall be deemed given as to the In-Negotiation Leases (and the budgets for leasing costs attendant to such leases set forth on Exhibit
                                                                         -------
C), shall be deemed given if Buyer should fail to approve or disapprove proposed
-
lease matters in writing within 5 business days following Seller's written request and, prior to the end of the Due Diligence Completion Date, shall not be unreasonably withheld or delayed with respect to matters or terms not addressed in the approved leasing guidelines. Buyer shall exercise its rights of approval of leasing matters in good faith. Sellers shall exercise reasonable efforts to continue to lease the Properties in a fashion consistent with current practices;

               (e) During the Contract Period, Sellers shall not modify or amend the Loan Documents under the Assumed Loans, or make any prepayments thereunder;

               (f) During the Contract Period, Sellers shall not voluntarily create, consent to or acquiesce in the creation of liens or exceptions to title other than the Permitted Exceptions without Buyer's prior written consent, provided that Buyer shall not unreasonably withhold or delay consent to any proposed matters affecting title necessary to maintain or enhance the value of the pertinent Property;

               (g) During the Contract Period, Sellers shall maintain all-risk policies of property insurance and rental loss insurance for the Improvements in coverage, terms and conditions and with deductibles substantially consistent with Sellers' property insurance package currently in effect (the terms of which are set forth in the Disclosure Materials); and

               (h) Sellers shall cooperate with Buyer in Buyer's pursuit, at Buyer's cost, of recertifications of surveys, environmental and physical inspection reports prepared for Sellers with respect to the Properties for the benefit of Buyer, Buyer's nominee in title or any lender. Buyer's securing of such certifications shall not operate as a condition to closing;

Except for the payment of its own transaction expenses and the Assumed Loan Transaction Costs (as defined below), Buyer shall not be required to pay Loan Assumption Fees, agree to any material changes in the Assumed Loans, or otherwise incur any additional obligations and/or liabilities in connection with obtaining the lender consents. Buyer shall cooperate with Sellers and such lenders and respond to requests by such lenders in a timely manner.

          Section 4.3 Buyer's Warranties and Representations. Buyer hereby represents and warrants to Sellers that the following are true:

               (a)  As of the date of this Agreement

                    (i) Buyer is a duly formed and validly existing corporation under the law of the state of its formation and in good standing under the laws of the state of its formation and Buyer has the full right, authority and power to enter into this Agreement, and each of the individuals executing this Agreement on behalf of Buyer is authorized to do so, and this Agreement constitutes a valid and legally binding obligation of Buyer enforceable against Buyer in accordance with its terms;

                    (ii) Buyer's execution and delivery of this Agreement do not and will not result in any violation of, or default under, any term or provision of any agreement, instrument, mortgage, loan agreement or similar document to which Buyer is a party or by which Buyer is bound; and

                    (iii) There is no litigation, investigation or proceeding pending or, to the best of Buyer's knowledge, contemplated or threatened against Buyer, which would impair or adversely affect Buyer's ability to perform its obligations under this Agreement or any other instrument or document related hereto.

               (b)  As of the expiration of the Due Diligence Completion Date,

                    (i) Buyer will have the full right, authority and power to consummate the transactions contemplated herein and to perform its obligations hereunder and under those documents and instruments to be executed by it at the Closing; and

                    (ii) There will be no litigation, investigation or proceeding pending or, to the best of Buyer's knowledge, contemplated or threatened against Buyer, which would impair or adversely affect Buyer's ability to perform its obligations under this Agreement or any other instrument or document related hereto.

          Section 4.4  Survival.

               (a)  Subject to Section 7.4 below, the parties agree that
                               -----------
Sellers' warranties and representations contained in Sections 4.1 (exclusive of
                                                     ------------
4.1(e) (Rent Rolls)) of this Agreement shall survive Buyer's purchase of the Properties and the Closing Date for a period ending two hundred seventy (270) calendar days following the Closing Date (the "Limitation Period"). Sellers representations and warranties in Section 4.1(e) shall not survive the Closing, but shall be merely a condition to Closing. Such termination as of the close of the Limitation Period, or in the case of Section 4.1(e) as of the Closing, shall apply to known as well as unknown breaches of such warranties or representations. Buyer specifically acknowledges that such termination of liability represents a material element of the consideration to Sellers.

               (b) After the Closing, in the event either party discovers or initiates a post closing claim against the other party, each of the Parties who has expressed a representation or warranty or who have breached a covenant set forth in Section 4.1, 4.2 or 4.3 for which a Claim Notice (as defined herein)
         -----------  ---    ---
has been received shall have a period of forty-five (45) days after notice to the breaching party within which to cure such breach, or, if such breach cannot reasonably be cured within forty-five (45) days, an additional reasonable time period of up to an additional sixty (60) days, so long as such cure has been commenced within such thirty (30) days and is at all times diligently pursued. If the breach is not cured after actual written notice and within such cure period, the other party's sole remedy shall be an action at law for damages against the breaching party or parties, which must be commenced, if at all, within the Limitation Period; provided, however, that if within the Limitation Period a party gives a Claim Notice and the other party commences to cure and thereafter terminates such cure effort, the non-breaching party shall have an additional number of days equivalent to the number of days from the commencement of such cure to the date of written notice from the breaching party of such termination within which to commence an action at law for damages as a consequence of the failure to cure. The existence or pendency of such cure rights shall not delay the Closing Date.

                                  ARTICLE V.
                                    DEFAULT

          Section 5.1  Buyer's Default & Deposit

               (a) Contemporaneously with the execution of this Agreement, Buyer has delivered to Escrow Agent, for deposit into the escrow described in
Section 6.1 below (the "Escrow Account"), cash in an amount equal to One Million
-----------
Dollars ($1,000,000) (the "Initial Deposit"). Within one (1) business day following the Due Diligence Completion Date (if Buyer does not terminate this Agreement pursuant to Section 2.4), Buyer shall deliver to Escrow Agent for deposit into the Escrow Account cash in the amount of the balance between Initial Deposit and an amount equal to 2% of the Purchase Price (the "Additional Deposit," and together with the Initial Deposit the "Deposit"). The Deposit shall be allocated among the Properties pro-rata in accordance with the Allocated Purchase Price.

               (b) Prior to Closing, Escrow Agent shall hold the Deposit as set forth in Section 5.1 unless (i) Escrow Agent receives notice from Buyer
         -----------
terminating this Agreement pursuant to Sections 2.4 or 3.2(b), in which event
                                       ----------------------
Escrow Agent shall forthwith return the Deposit (and all accrued interest thereon) to Buyer without requirement of notifying Sellers as provided in (ii) below, and without regard to any objection of Sellers; or (ii) with regard to all situations other than in (i) above, unless either Sellers or Buyer makes a written demand upon Escrow Agent for the Deposit accompanied by an affidavit signed by the party making the demand stating facts to show that said party is entitled to receive the Deposit pursuant to the terms of this Agreement. Upon receipt of such demand, Escrow Agent shall give ten (10) days written notice to the other party of such demand and of Escrow Agent's intention to remit the Deposit to the party making the demand on the stated date, together with a copy of the affidavit. If Escrow Agent does not receive a written objection before the proposed date for remitting the Deposit, Escrow Agent is hereby authorized to so remit. If, however, Escrow Agent actually receives written objection from the party before the proposed date on which the Deposit is to be remitted, Escrow Agent shall continue to hold the Deposit until otherwise directed by joint written instructions from Sellers and Buyer or until a final judgment of an appropriate court. In the event of such dispute, Escrow Agent may deposit the Deposit with an appropriate court and, after giving written notice of such action to the parties, Escrow Agent shall have no further obligations with respect to the Deposit;

               (c) In the event that this transaction is consummated as contemplated by this Agreement, then the entire amount of the Deposit, together with any interest accrued thereon, shall be credited against the Purchase Price. The entire amount of the Deposit, together with any interest accrued thereon, shall be returned immediately to Buyer in the event that the transaction fails to close for reasons other than Buyer's failure to perform material obligations under this Agreement. IN THE EVENT THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT SHOULD FAIL TO CLOSE FOR THE REASON THAT BUYER FAILS TO PERFORM OBLIGATIONS TO BE PERFORMED AT CLOSING UNDER THIS AGREEMENT, THE ENTIRE AMOUNT OF THE DEPOSIT, PLUS ACCRUED INTEREST, SHALL BE RETAINED BY SELLERS AS LIQUIDATED DAMAGES. BUYER AND SELLERS HEREBY ACKNOWLEDGE AND AGREE THAT SELLERS' DAMAGES IN THE EVENT OF SUCH A BREACH OF THIS AGREEMENT BY BUYER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT PLUS ACCRUED INTEREST IS THE PARTIES' BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES SELLERS WOULD SUFFER IN THE EVENT THE TRANSACTION PROVIDED FOR IN THIS AGREEMENT FAILS TO CLOSE, AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT. BUYER AND SELLERS AGREE THAT SELLERS' RIGHT TO RETAIN THE DEPOSIT PLUS ACCRUED INTEREST SHALL BE THE SOLE REMEDY OF SELLERS IN THE EVENT OF A BREACH OF THIS AGREEMENT BY BUYER.

                            ACCEPTED AND AGREED TO:


          ____________________________      ______________________________
                Buyer's Initials                   Seller's Initials

This Section 5.1 is intended only to liquidate and limit Sellers' rights to
     -----------
damages arising due to Buyer's failure to purchase the Properties and shall not limit the indemnification obligations of Buyer pursuant to any documents delivered pursuant to this Agreement or any provisions of this Agreement.

          Section 5.2  Sellers' Default

               (a) Subject to subsection (b) below, if (a) the conditions precedent set forth in Section 3.1(b) shall have been satisfied or waived
                       --------------
(provided that Buyer shall not be required to tender formally the Purchase Price but only to demonstrate the commitment of immediately available funds to pay such Purchase Price) and (b) Sellers shall fail to perform its material closing obligations under this Agreement, then, in addition to Buyer's right to terminate this Agreement and return of the Deposit set forth in Section 5.1
                                                                -----------
above, Buyer shall have the right to recover its actual monetary damages from Sellers, up to an aggregate maximum amount of Two Million Five Hundred Thousand Dollars ($2,500,000) or to pursue an action for specific performance. The foregoing maximum damages amount shall not apply to claims based upon breach of Sections 7.2, 7.10 or 7.14 of this Agreement. Any liabilities relating to breach
-------- ---  ----    ----
of representation and warranty shall be subject to the additional limitations set forth in Section 4.4 and 7.4. In no event shall Sellers be liable to Buyer
             -----------     ---
for any punitive damages based upon any breach of this Agreement, including breaches of representation or warranty. Buyer further agrees that recourse for any liability of the Sellers under this Agreement or any document or instrument delivered simultaneously or in connection with or pursuant to this Agreement shall be limited solely to the Properties and, following the Closing, to the extent of the Purchase Price allocated and distributed to the Sellers. Subject to applicable principles of fraudulent conveyance, in no event shall Buyer seek satisfaction for any obligation from any shareholders, officers, directors, employees, agents, legal representatives, successors or assigns of such trustees or beneficiaries, nor shall any such person or entity have any personal liability for any such obligations of any Seller.

               (b) Buyer and Seller agree that in no event shall (i) the failure to satisfy one or more of the conditions set forth in Sections
                                                              --------
3.1(a)(iii), (iv) (v) or (vi), and Section 3.1(b)(iii), or, (ii) the occurrence
-----------------------------
of either a Tenant Bankruptcy (as defined in Section 3.1(a)(viii)) or an Intervening Environmental Occurrence; be considered a default of either party hereunder entitling any party to a monetary claim for damages, but shall only affect the Closing as a failure of a condition to Closing and shall be handled in accordance with Section 3.2.
                   -----------

                                  ARTICLE VI.
                                    CLOSING

          Section 6.1 Escrow Arrangements. Immediately after the execution of this Agreement, an escrow for the purchase and sale contemplated by this Agreement shall be opened by Buyer and Sellers with Escrow Company. At least one business day prior to the Closing Date, Sellers and Buyer shall each deliver escrow instructions to Escrow Company consistent with this Article VI, and designating Title Company as the "Reporting Person" for the transaction pursuant to Section 6045(e) of the California Revenue and Taxation Code (the "Code") and the equivalent under the laws of the State of Washington and the State of Nevada, if applicable. In addition, the parties shall deposit in escrow, at least one business day prior to the Closing Date (unless otherwise provided below in this Section 6.1) the
                                                             -----------
funds and documents described below:

               (a)  Sellers shall deposit (or cause to be deposited):

                    (i) a duly executed and acknowledged grant deed or special warranty deed, as applicable, pertaining to the Real Property portion of each of the Properties, each of which shall be in recordable form mutually acceptable to the Buyer and the Title Company and include any and all required affidavits regarding valuation or otherwise required for recordation of such deeds (collectively, the "Deeds");

                    (ii) a duly executed bill of sale pertaining to the Personal Property portion of each of the Properties, each in the form attached to this Agreement as Exhibit G (collectively, the "Bills of Sale");
                     ---------

                    (iii) with respect to the Ground Lease, a duly executed counterpart assignment and assumption pertaining to the such Ground Lease, substantially in the form attached to this Agreement as Exhibit G (the
                                                        ---------
"Assignment of Ground Lease") and a "redirect" notice to the landlord thereunder to send all notices and communications thereunder to Buyer at its offices in New York and California;

                    (iv) a duly executed counterpart assignment and assumption pertaining to the Intangible Property portion of each of the Properties, each in the form attached to this Agreement as Exhibit G (collectively, the "Assignments
                                       ---------
of Intangibles");

                    (v) a duly executed counterpart assignment and assumption pertaining to the Leases, each in the form attached to this Agreement as Exhibit
                                                                         -------
G (collectively, the "Assignments of Leases");
-

                    (vi) duly executed counterpart Lender Consent and Assumption Documents with respect to the Assumed Loans;

                    (vii) a duly executed counterpart assignment agreement by which Seller assigns to Buyer of all the tenant security deposits held by Seller under the Leases (if any), substantially in the form attached hereto as Exhibit
                                                                        -------
G;
-

                    (viii) a certificate from each Seller certifying the information required by the Code to establish that the transaction contemplated by this Agreement is exempt from the tax withholding requirements of the State of California (the "California Certificate") and the equivalent with respect to the State of Washington and the State of Nevada, if applicable;

                    (ix) a certificate from each Seller certifying the information required by 1445 of the Code to establish, for the purposes of avoiding Buyer's tax withholding obligations, that Seller is not a "foreign person" as defined in 1445(f)(3) of the Internal Revenue Code (the "FIRPTA Certificate") and the state law equivalent for each Property, if applicable;

                    (x) outside of escrow, to the extent in Seller's possession or control, the originals of all Leases, Contracts and tenant files and all keys to the Properties;

                    (xi) A certificate reconfirming the representations provided for in Section 4.1;
                -----------

                    (xii) Notices to tenants advising them of the transfer of the Properties to Buyer and directing payment of rent and other charges to Buyer or its designated representative in form attached hereto as Exhibit G;
                                                            ---------

                    (xiii) Such other instruments as Buyer may reasonably require in connection with or required to evidence the consummation of the transactions contemplated by this Agreement;

                    (xiv) The Tenant Estoppels, or Seller's Estoppel delivered in lieu thereof, as described in Section 3.1(v);
                                 --------------

                    (xv) An estoppel certificate from the Landlord under the Ground Lease and from each REA party as described in Section 3.1(vi) or Seller's estoppels in lieu thereof as permitted by Section 3.1(a)(vi);

                    (xvi) Such notice to the other REA parties respecting the change in ownership as may be required by the REA;

                    (xvii) A copy of Escrow Agent's proposed Closing Statement detailing the prorations to be made at Closing pursuant to Section 6.3 of this
                                                           -----------
Agreement initialed by Seller; and

                    (xviii) Such other documents, agreements, or certificates as set forth in any provision of this Agreement, including without limitation, a statement for each Property providing Buyer with a stub period reconciliation of CAM charges as estimated and paid prior to the Closing Date; provided, however, that such statement shall not be deemed to be a representation or warranty of Sellers hereunder but shall be used solely for the purposes of effectuating the closing and post-closing prorations related to CAM charges.

               (b)  Buyer shall deposit:

                    (i) on or prior to the opening of business in California on the Closing Date, immediately available funds sufficient to pay the balance of the Purchase Price, plus sufficient additional cash to pay Buyer's share of all escrow costs and closing expenses;

                    (ii) a duly executed counterpart for each of the Assignments of Intangibles, Assignments of Leases and Assignment of Ground Lease and Lender Consent and Loan Assumption Documents;

                    (iii) a copy of Escrow Agent's proposed Closing Statement detailing the prorations to be made at Closing pursuant to Section 6.3 of this
                                                           -----------
Agreement, initialed by Buyer; and

                    (iv) Such other documents, agreements or certificates as set forth in any provision of this Agreement, including without limitation an acknowledgement of the CAM reconciliation provided by Seller in subsection 6.1(a)(xviii) above, so as to reflect Buyer's concurrence in the proration calculation set forth in Subsection 6.3(c)(iii)(C).

          Section 6.2 Closing. Escrow Company shall close escrow (the "Closing") on the Closing Date by:

               (a)  recording the Deeds;

               (b)  causing Title Company to issue the Title Policies to Buyer;

               (c) delivering to Buyer the items required to be deposited with the Escrow Company pursuant to Section 6.1(a), except for items required by
                               --------------
clauses (i), (iv), (ix), (xi) and (xiv) thereof; and

               (d) delivering to Sellers (i) a counterpart for each of the Assignments of Intangibles Assignment of Leases and Assignment of Ground Lease executed by Buyer, and (ii) funds in the amount of the Purchase Price, as adjusted for credits, prorations and closing costs in accordance with this
Article VI and as allocated pursuant to the direction of the Sellers, and (iii) copies of all documents delivered to Buyer.

          Section 6.3 Prorations. Expenses related to the operation of the Properties shall be prorated as follows:

               (a)  Taxes.  Real estate taxes, personal property taxes and any
                    -----
general or special assessments with respect to the Properties which have been assessed but have not become due and payable on the Closing Date and which are not the direct payment obligation of tenants pursuant to the Leases (as opposed to a reimbursement obligation) shall be prorated as of the Closing Date -- to the end that Sellers shall be responsible for all taxes and assessments that are allocable to any period prior to the Closing Date regardless of whether they are due and payable or a lien prior to the Closing Date and Buyer shall be responsible for all taxes and assessments that are allocable to any period from and after the Closing Date. If the actual amount of taxes, assessments or other amounts to be prorated for the year in which the Closing occurs is not known as of the Closing Date, the proration shall be based on the parties' reasonable estimates of such taxes, assessments and other amounts. To the extent any taxes which are the subject of an appeal have been paid by Sellers under protest and the appeal results in Buyer receiving a credit toward future tax liability or a refund, then Buyer shall, within ten (10) days following receipt of such refund or notice of such credit, pay to Sellers the full amount of such refund or credit allocable to the period prior to the Closing Date, excluding, however, any portion of such refund or credit that is actually credited to the tenants pursuant to any Leases or to other parties by existing contract.

               (b)  Prepaid Expenses.  Buyer shall be charged for those prepaid
                    ----------------
expenses paid by Sellers which are directly or indirectly allocable to any period from and after the Closing Date incurred pursuant to Contracts for services to be rendered after the Closing Date, annual permit and confirmation fees, fees for licenses and all security or other deposits paid by Sellers to third parties which Buyer elects to assume and to which Buyer then shall be entitled to the benefits and refund following the Closing Date.

               (c)  Property Income and Expense.  The following prorations and
                    ---------------------------
adjustments shall occur as of 11:59 p.m. on the date immediately preceding the Closing, such that all items of income and expense with respect to the Closing Date itself shall be the Buyer's right and responsibility. Prior to the Closing Date, Seller shall provide all information to Buyer required to calculate such prorations and adjustments and representatives of Buyer and Seller shall together make such calculations:

                    (i)  General.  Subject to the specific provisions of clauses
                         -------
(ii), (iii) and (iv) below, income and expense shall be prorated on the basis of a 30-day month and on a cash basis (except for items of income and expense that are payable less frequently than monthly, which shall be prorated based on the number of days in the stub period). All such items attributable to the period prior to the Closing Date, including, without limitation, interest on or paid in connection with the Loan Documents (as defined herein) shall be credited to Sellers; all such items attributable to the period on and following the Closing Date shall be credited to Buyer. Buyer shall be credited in escrow with (a) any portion of rental agreement or lease deposits which are refundable to the tenants and have not been applied to outstanding tenant obligations in accordance with the terms of the applicable Lease and (b) rent prepaid beyond the Closing Date. Sellers shall transfer Sellers' entire interest in any letters of credit or certificates of deposit held by Sellers as the deposits described in clause (a) above and shall diligently cooperate with Buyer in obtaining any reissuance or confirmation of the effect of the transfer of such instruments. Buyer shall not be entitled to any interest on rental agreement or lease deposits or prepaid rent accrued on or before the Closing Date, except to the extent any such amount of interest is refundable or payable to any tenant under a Lease. To the extent possible, Seller shall arrange for a billing under all those Contracts for which fees are based on usage and with utility companies for a billing for utilities, to include all utilities or service used up to the day Closing occurs, and Seller shall pay the resultant bills. In the event any of the Contracts cover periods beyond the Closing , the same shall be prorated on a per diem basis. Gas, water electricity, heat, fuel, sewer and other utilities charges to which this proration cannot be applied, and the governmental licenses, permits and inspection fees relating to the Property, shall be prorated on a per diem basis. Sellers shall be credited in escrow with any refundable deposits or bonds held by any utility, governmental agency (the amounts of which as of the date hereof have been estimated on Schedule 6.3(c)), lender under the Assumed Loans (provided same is specified in the Lender Consent and Assumption Documents), or service contractor, to the extent such deposits or bonds are assigned to Buyer on the Closing Date.

                    (ii)   Leasing Costs.  Buyer shall be credited in escrow
                           -------------
with any leasing commissions, tenant improvements or other allowances to be paid or endured by Buyer on or after the Closing Date with respect to the current term of any Lease or Lease modification executed, or any extension term or expansion of premises exercised, in each case, prior to the date of this Agreement including the In-Negotiation Leases, and Sellers shall pay on or before the Closing Date all such items required to be paid, and with respect to a period, prior to the Closing Date. Sellers shall be credited in escrow with any leasing commissions, tenant improvement or other allowances paid or endured by Sellers prior to or during the Contract Period to the extent such items relate to other Leases or Lease modifications executed or extensions of terms or expansions of premises that are exercised after the date of this Agreement (other than In-Negotiation Leases) with Buyer's consent or deemed consent as set forth herein and are equitably allocable to that portion of the stabilized term (i.e. the term following the tenant's entry into occupancy and commencement of unabated rental obligations) of any such Lease following the Closing Date. Buyer shall assume all obligations for any leasing commissions, tenant improvement or other allowances payable following the Closing Date with respect to such Leases or Lease modifications executed following the date of this Agreement (other than In-Negotiation Leases). Any expenditures or commitments to expenditures relating to Leases or modifications executed following the date of this Agreement in excess of the amounts budgeted and approved as part of Buyer's approval of the Lease shall be subject to Buyer's specific approval which shall not be unreasonably withheld.

                    (iii)  Rents.

                         (A)  Rents payable by tenants under the Leases shall be
prorated as and when collected (whether such collection occurs prior to, on, or after the Closing Date). Buyer shall receive a credit for the amounts actually received before the Closing Date and which pertain to any period after the Closing Date. Buyer shall not receive a credit at the Closing for any rents for the month in which the Closing occurs which are in arrears and have not then been received. As to any tenants who are delinquent in the payment of rent on the Closing Date, Buyer shall use reasonable efforts (but shall not be required to commence legal action or terminate or evict a tenant) to collect or cause to be collected such delinquent rents following the Closing Date. Any and all rents so collected by Buyer or Seller following the Closing (less a deduction for all reasonable collection costs and expenses incurred by Buyer) shall be successively applied (after deduction for Buyer's reasonable collection costs) to the payment of (x) rent due and payable in the month in which the Closing occurs, (y) rent due and payable in the months succeeding the month in which the Closing occurs (through and including the month in which payment is made) and
(z) rent due and payable in the months preceding the month in which the Closing occurs. If all or part of any rents or other charges received by Buyer following the Closing are allocable to Sellers pursuant to the foregoing sentence, then such sums shall be promptly paid to Sellers. Sellers reserve the right to pursue any damages remedy Sellers may have against any tenant with respect to such delinquent rents, but shall have no right to exercise any other remedy under the Lease (including, without limitation, termination or eviction) and shall not commence any legal action against a tenant for a period of 90 days following the Closing Date.

                         (B)  Percentage rent (i.e., that portion of the rent
payable to the landlord by a tenant under a Lease which is a percentage of the amount of sales or of the dollar amount of sales), if any, payable under each Lease shall be prorated with respect to the lease year thereunder in which the Closing occurs on a per diem basis as and when collected. Any percentage rent collected by Buyer including any percentage rent which is delinquent and pertaining to (i) an entire lease year or accounting period of a tenant under a Lease which ends on a date prior to the date of Closing, and (ii) that portion of a lease year or account period of such tenant covering a period prior to the date of Closing where such lease year or accounting period begins prior to the date of Closing and ends thereafter shall in both cases be paid to Sellers within thirty (30) days of receipt by Buyer. Buyer shall not be required to institute any action or proceeding to collect any delinquent percentage rent.

                         (C)  Escalation charges for real estate taxes, parking
charges, operating and maintenance expenses, escalation rents or charges, electricity charges, cost of living increases or any other charges of a similar nature other than fixed or base rent and percentage rent under the Leases (collectively, the "Additional Rents") shall be prorated as and when collected, as of the Closing Date between Buyer and Sellers based on the actual number of days of the year and month which shall have elapsed as of the Closing Date. As a means to facilitate an accurate proration of such Additional Rents prior to the Closing Date, Sellers shall provide Buyer with information in reasonable detail regarding Additional Rents which were received by Sellers from January 1, 2000 to the Closing Date and the amount of reimbursable expenses paid by Sellers from January 1, 2000 to the Closing Date in the stub reconciliation as set forth in Subsection 6.1(a)(xviii). On or before the date which is sixty (60) days following the end of the calendar year in which the Closing occurs, Buyer shall deliver to Sellers a reconciliation of all expenses reimbursable by tenants under the Leases for such calendar year, and the amount of Additional Rents received by Sellers and Buyer relating thereto (the "Reconciliation") which shall incorporate the calculations made in connection with the Closing. Upon reasonable notice and during normal business hours, each party shall make available to the other all information reasonably required to confirm the Reconciliation. In the event of any overpayment of Additional Rents by the tenants to Sellers, Sellers shall promptly, but in no event later than fifteen
(15) days after receipt of the Reconciliation, pay to Buyer the amount of such overpayment (in excess of amounts calculated and prorated on the Closing Date therefor) and Buyer, as the landlord under the particular Leases, shall pay or credit to each applicable tenant the amount of such overpayment. In the event of an underpayment of Additional Rents by the tenants to Sellers, Buyer shall pay to Sellers the amount of such underpayment (in excess of amounts calculated and prorated on the Closing Date therefor) within fifteen (15) days following Buyer's receipt of any such amounts from the tenants.

                         (D)  If, within one year following the Closing, any
tenant makes a claim against Buyer for an overcharge in CAM charges or other Additional Rents assessed and collected by Seller with respect to a period prior to the Closing Date (including without limitation any withholding of rent by reason thereof), Seller will and hereby agrees to defend, indemnify and hold Buyer harmless from and against any loss, expense, or damage (including without limitation withheld rents or reasonable attorney's fees) arising from or relating to any such alleged overcharge or rent withholding for the period prior to the Closing Date. Buyer and Seller(s) shall reasonably cooperate with each other in contesting all such tenant claims, if contesting is mutually agreed by the parties, each exercising commercially reasonable business judgment, as appropriate. The provisions of this Section 6.3(c)(iii)(D) shall survive Closing for a period of one year (and
     ----------------------
for such additional period as may be necessary to resolve any such claim made within such one year period) and shall be subject to the limitations of Section
                                                                        -------
7.4.
---

                    (iv)  Adjustments to Prorations.  After the Closing, the
                          -------------------------
parties shall from time to time, as soon as is practicable after accurate information becomes available and in any event within one hundred and eighty
(180) days following the Closing Date, recalculate and reapportion any of the items subject to proration or apportionment (i) which were not prorated and apportioned at the Closing because of the unavailability of the information necessary to compute such proration, or (ii) which were prorated or apportioned at the Closing based upon estimated or incomplete information, or (iii) for which any errors or omissions in computing prorations at the Closing are discovered subsequent thereto, and thereafter the proper party shall be reimbursed based on the results of such recalculation and reapportionment. Unless otherwise specified herein, all such reimbursements shall be made on or before thirty (30) days after receipt of notice of the amount due. Any such reimbursements not timely paid shall bear interest at a per annum rate equal to ten percent (10%) from the due date until all such unpaid sums together with all interest accrued thereon is paid if payment is not made within ten (10) days after receipt of a bill therefor.

          Section 6.4 Credits. Tax escrow and other deposits, if any, held by any lender in connection with the Assumed Loans shall be assigned to Buyer at Closing and Seller shall receive a credit at Closing for the amount thereof; provided that with respect to amounts held by the lender on the Pavilions Property, if such lender is not willing to remove the requirement to hold $200,000 in reserve, Seller shall be credited with $120,000, rather than the
                                                   --------
full $200,000 reserve deposit; and provided further, with respect to the
     --------
$880,000 replacement reserve for the Loehmann's premises held by the lender on the Torrance Property (the "Loehmann's Reserve"), the provisions of Schedule 6.4 shall apply. Notwithstanding the foregoing, Buyer and Seller agree to cooperate with each other during the Contract Period and to negotiate with each of the lenders in connection with finalization of the Lender Consent and Assumption Documents to remove one or both of the foregoing requirements or to provide for substitute requirements acceptable to all parties, or with respect to the $200,000 reserve requirement, to allow such funds to be placed in an interest bearing account. If the $200,000 reserve requirement is eliminated, Seller shall be credited with the full $200,000 amount. If either or both of the reserve requirements are modified, Seller will be credited with an additional fair and equitable amount to reflect the effect of such modification.

          Section 6.5  Other Closing Costs.

               (a) Sellers shall pay (i) fifty percent (50%) of any escrow or other customary fees charged by or reimbursable to the Title Company for escrow services, (ii) the costs of the Owner's portion of the title premium in connection with the issuance of the Title Policies, but not any costs associated with policies issued to lenders of Buyer, if any, and provided that Seller shall not pay the title premium costs for extended coverage on any of the California and Nevada Properties, (iii) the costs of providing a standard ALTA survey for each

Property, but not costs associated with the updating or recertification of the same (iv) all governmental documentary transfer or transaction taxes or fees due on the transfer of the Properties, including excise taxes, if applicable, (v) the costs payable to the landlord with respect to the assignment and assumption of the Ground Lease and (vi) the assumption, transfer and/or application fees required to be paid to the lenders as consideration in exchange for the lender's review of and delivery of the Lenders Consents (the "Loan Assumption Fees"), but exclusive of lender's and/or Buyer's transactional costs associated with the Assumed Loans, such as lenders' and borrower's legal fees, lenders title policy (premiums, loan document recording fees or mortgage taxes, if any, and out-of-pocket lender reimbursements for diligence or escrow charges (all such costs and expenses being referred to herein as the "Assumed Loan Transaction Costs")).

               (b) Sellers agree, not later than five (5) business days following the execution of this Agreement, to request consents from the lenders with respect to the Assumed Loans for the assumption by Buyer of the Assumed Loans, and to use good faith diligent efforts to obtain same as promptly as possible following the Due Diligence Completion Date. Buyer shall cooperate with Sellers and shall negotiate reasonably with lenders regarding the form of the Lender Consent and Loan Assumption Documents to be delivered at Closing and with respect to the amount of any and all Loan Assumption Fees (as defined in Section
                                                                         -------
6.5(a)).
------

               (c) Buyer shall pay (i) all title premiums in connection with the issuance of any and all endorsements to the Title Policies requested by Buyer or any lender to Buyer and, with respect to each of the Properties located in California and Nevada, the costs for the portion of the title premium relating to ALTA extended coverage, (ii) fifty percent (50%) of any escrow or other customary fees charged by or reimbursable to the Title Company, and (iii) the Assumed Loan Transaction Costs.

          Section 6.6 Further Documentation. At or following the close of escrow, Buyer and Sellers shall execute any certificate or other instruments required by this Agreement, law or local custom or otherwise reasonably requested by the Title Company and/or the Escrow Agent to effect the transactions contemplated by this Agreement.

          Section 6.7 Cooperation in Exchange. The parties acknowledge and agree that either Buyer or certain Sellers may elect to assign their interest in this Agreement to an exchange facilitator for the purpose of completing an exchange of the Properties or interests in the Properties in a transaction which will qualify for treatment as a tax deferred exchange pursuant to the provisions of Section 1031 of the Internal Revenue Code of 1986 and applicable state revenue and taxation code sections (a "1031 Exchange"). Each party agrees to cooperate with any party so electing in implementing any such assignment and 1031 Exchange, provided that such cooperation shall not entail any material additional expense to the non-electing party, cause such party to take title to any other property or cause such party exposure to any liability or loss of rights or benefits contemplated by this Agreement or delay the Closing. No such assignment by any party shall relieve such party from any of its obligations hereunder, nor shall such party's ability to consummate a tax deferred exchange be a condition to the performance of such party's obligations under this Agreement.

          Section 6.8 Assignment of Indemnities. Buyer and Sellers acknowledge that Sellers shall transfer and assign to Buyer at the Closing, as part of the Intangible Property, Sellers' rights and interests in and to any indemnifications or covenants from third parties relating to the environmental condition of the Properties (reserving solely Sellers' rights to the benefit of such indemnifications and covenants protecting Sellers with respect to Sellers ownership of the Properties). Following the Closing, Buyer and Sellers shall cooperate in the pursuit of any and all claims arising under such instruments, which cooperation shall include, as required, Sellers' expression and pursuit of claims for the benefit of Buyer -- provided that such pursuit is at Buyer's cost and does not expose Sellers to material additional liability.

                                 ARTICLE VII.
                                 MISCELLANEOUS

          Section 7.1  Damage or Destruction.

               (a) Buyer shall be bound to purchase each of the Properties as required by the terms of this Agreement without regard to the occurrence or effect of any damage to or destruction of any of the Properties or condemnation of any Property by right of eminent domain, provided that the occurrence of any damage or destruction involves repair costs of less than the greater of $500,000 or five percent (5%) of the Property's Allocated Purchase Price, and any condemnation does not affect the use and value of the affected Property in other than a minor or immaterial manner. If Buyer is so bound to purchase a Property notwithstanding the occurrence of damage, destruction or condemnation, then upon the Closing: (i) in the event of damage covered by insurance or an immaterial condemnation, Buyer shall receive a credit against the Allocated Purchase Price for such Property in the amount (net of collection costs and costs of repair reasonably incurred by Sellers and not then reimbursed) of any insurance proceeds or condemnation award collected and retained by Sellers as a result of any such damage or destruction or condemnation plus (in the case of damage) the amount of the deductible portion of Sellers' insurance policy, and Seller shall assign to Buyer all rights to such net insurance proceeds or condemnation awards as shall not have been collected prior to the close of escrow; and (ii) in the event of damage not covered by insurance, Buyer shall receive a credit (not to exceed the greater of $500,000 or five percent (5%) of the Property's Allocated Purchase Price for each affected Property) in the amount of the estimated cost to repair the damage.

               (b) If, prior to the Closing Date, any Property suffers damage or destruction that involves repair costs in excess of the greater of $500,000 or five percent (5%) of the Property's Allocated Purchase Price or condemnation which affects the use and value of the Property in other than a minor and immaterial manner, then Buyer may elect to exclude such Property from the Properties being transferred by giving written notice of such election to the other party promptly following the event of damage, destruction or condemnation and such event shall constitute an Intervening Matter. In the event of the exclusion of any Property pursuant to this Section 7.1(b), the parties shall be
                                           --------------
bound to consummate the purchase and sale of the balance of the Properties in accordance with this Agreement and the Purchase Price shall be reduced by an amount equal to the Allocated Purchase Price of the Property so excluded.

          Section 7.2  Fees & Commissions.

               (a) Each party to this Agreement warrants to the other that, except as otherwise provided in subparagraph (b) below, no person or entity can properly claim a right to a real estate or investment banker's commission, finder's fee, acquisition fee or other brokerage-type compensation based upon the acts of that party with respect to the transaction contemplated by this Agreement. Each party hereby agrees to indemnify and defend the other against and to hold the other harmless from any and all loss, cost, liability or expense (including but not limited to attorneys' fees and returned commissions) resulting from any breach of the foregoing warranty.

               (b) The parties hereby acknowledge that Merrill Lynch, Pierce, Fenner & Smith Incorporated has acted as Sellers' investment banker in connection with this transaction. Sellers shall be responsible for paying any commission or fees due to such party in connection with this transaction.

          Section 7.3 Successors and Assigns. Prior to the payment of the Additional Deposit on the Due Diligence Completion Date as contemplated in
Section 5.1 above, Buyer may not assign any of Buyer's rights or duties
-----------
hereunder without the prior written consent of Sellers which consent may be granted, withheld or conditioned in Sellers' sole discretion. After the payment of such Additional Deposit, Buyer may assign any of Buyer's rights or duties hereunder upon written notification to Sellers to any affiliate of Buyer; provided that for purposes of this Section 7.3 an "affiliate of Buyer" shall
                                   -----------
mean or refer to any entity which is controlled by or under common control with Buyer or Kimco Income Operating Partnership, L.P. Seller shall not assign its rights or interest in and to this Agreement, if such assignment would in any way affect Buyer's rights or obligations hereunder, unless Seller provides Buyer sufficient explanation as to such assignment so as to assure Buyer that such affect is not adverse to Buyer's interests hereunder. If Seller proposes any such assignment, Buyer shall not unreasonably withhold, condition or delay its review of such proposed assignment.

          Section 7.4 Limitations. Any claim of Buyer based upon a breach of any representation or warranty set forth in Sections 4.1(b), (c) or (d) or
                                            ---------------  ---    ---
breach of a covenant set forth in Section 4.2 shall be expressed, if at all, in
                                  -----------
writing delivered to Sellers promptly following Buyer's discovery and setting forth in reasonable detail the basis and character of the claim (a "Claim Notice"). Notwithstanding the foregoing, (i) any matters identified by Buyer during the Due Diligence Period which would represent either/or both of a breach of one or more representations or Intervening Matters shall not be the subject of any claim for a breach of representation or a failure of a closing condition under this Section 7.4 or Article V after the Closing occurs, (ii) Buyer shall
           -----------
not make any claim following the Closing on account of a breach of representations and warranties or breach of Section 4.2 with respect to a
                                            -----------
Property unless such claim is a Material Claim, (iii) Sellers' aggregate liability for claims arising out of such representations and warranties and breaches of Section 4.2 shall not exceed the maximum Pool Material Claim Amount,
            -----------
and (iv) Buyer shall have the right to deliver to Sellers Claim Notices with respect to any breach of representation or warranty or Section 4.2 covenants
                                                       -----------
discovered by Buyer following the Due Diligence Completion Date but prior to the Closing Date only if such notice is delivered prior to the Closing Date. As to all Claim Notices received following the

Closing Date, Buyer shall have the right to proceed against Sellers for actual monetary damages based upon such Claim Notice, subject to the cure rights and the limitations set forth above and in Section 5.2(b). Provided, that Sellers'
                                       --------------
liability, if any, under any Seller's Estoppel delivered on or before the Closing shall not be included in the aggregate measure of any limitation on claims brought under this Section 7.4.
                          -----------

          Section 7.5 Notices. All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent by United States Postal Service, postage prepaid or certified mail, return receipt requested, by any nationally known overnight delivery service, by courier, by facsimile transmission with answer-back acknowledged or in person. All notices shall be deemed to have been given forty-eight (48) hours following deposit in the United States Postal Service or upon personal delivery if sent by overnight delivery service, courier, facsimile (with electronic confirmation) or personally delivered. All notices shall be addressed to the party at the address below:

               To Sellers:


               CT Operating Partnership, L.P.,
               a California limited partnership
               Center Trust, Inc.
               3500 Sepulveda Boulevard
               P.O. Box 10010
               Manhattan Beach, California 90266
               Attention: Steve Jaffe, Esq.
               Telephone: (310) 546-4520
               Facsimile: (310) 796-5999

               with copies to:


               CT Operating Partnership, L.P.,
               a California limited partnership
               Center Trust, Inc.
               3500 Sepulveda Boulevard
               P.O. Box 10010
               Manhattan Beach, California 90266
               Attention: James Berry
               Telephone: (310) 546-4520
               Facsimile: (310) 796-5999

               and

               Latham & Watkins
               633 West 5/th/ Street, 40th Floor
               Los Angeles, California  90071
               Attention:  Carl A. Lux, Esq.
               Telephone: (213) 485-1234
               Facsimile: (213) 891-8763

               To Escrow Agent:

               Chicago Title Insurance Company
               700 South Flower St., Suite 3305
               Los Angeles, CA 90017
               Attn:  Ms. Marley Harrill
               Telephone: (213) 488-4300
               Facsimile:  (213) 891-0834

               To Buyer:


               c/o Kimco Realty Corporation
               3333 New Hyde Park Road
               New Hyde Park, New York 11042
               Attention:  Joseph Kornwasser
               Telephone: (516) 869-7227
               Facsimile: (516) 869-7228

               With a copy to:


               c/o Kimco Realty Corporation
               3333 New Hyde Park Road
               New Hyde Park, New York 11042
               Attention:  Bruce Kauderer
               Telephone: (516) 869-7202
               Facsimile: (516) 869-7256

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 7.5. The inability
                                                     -----------
to deliver because of a changed address of which no notice was given, or rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.

          Section 7.6 WAIVER OF JURY TRIAL. THE PARTIES HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement for the other parties to enter into the transaction, that the other parties have already relied on this waiver in entering into this Agreement and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION
                                                                      -------
7.6 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO
---
ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

                            ACCEPTED AND AGREED TO:


            ------------------------     -------------------------
                Buyer's Initials             Seller's Initials

     Section 7.7 Parties Representatives. Buyer shall be entitled to rely upon any notice, approval or decision expressed by the following individuals acting on behalf of all Sellers: Steve Jaffe, Esq. or such other individual or individuals designated by Sellers. Sellers shall be entitled to rely upon any notice, approval or decision expressed by the following individuals acting on behalf of Buyer: Joseph Kornwasser or such other individual or individuals designated by Buyer.

     Section 7.8 Time. Time is of the essence of every provision contained in this Agreement. Notwithstanding the foregoing, in the event any action required to be timely performed is incapable of being performed by a party for reasons outside its reasonable control, such party shall have an additional three business (3) days to deliver such performance.

     Section 7.9 Incorporation by Reference. All of the exhibits attached to this Agreement or referred to herein and all documents in the nature of such exhibits, when executed, are by this reference incorporated in and made a part of this Agreement.

     Section 7.10 Attorneys' Fees. In the event any dispute between Buyer and any of Sellers should result in litigation, the prevailing party (i.e., non-appealable final judgment) shall be reimbursed for all reasonable costs incurred in connection with such litigation, including, without limitation, reasonable attorneys' fees and costs.

     Section 7.11 Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

     Section 7.12 Governing Law. This Agreement shall be construed and interpreted in accordance with and shall be governed and enforced in all respects according to the laws of the State of California (without giving effect to conflicts of laws principles).

     Section 7.13 Operating Records. Sellers agree to make available to Buyer from time to time, but not more frequently than quarterly, upon reasonable notice, for a period of two years following the Closing Date, Sellers' operating records for the Properties, to the extent Sellers have such operating records, in order to permit Buyer to prepare such historical financial statements for the Properties as Buyer requires to satisfy legal or contractual obligations. Sellers shall have no obligation to prepare any operating statements or incur any expense in connection with the provisions of this section.

     Section 7.14 Confidentiality. Buyer and Sellers each acknowledge and agree that this Agreement and the terms and conditions set forth are to be kept confidential unless and until the Closing (as defined herein) occurs in accordance with and subject to the terms of this Section 7.14. Each party shall
                                                 ------------
be entitled to discuss and disclose the transaction with employees, agents, consultants, lenders, clients, partners and representatives of such party -- each of who shall be directed by the disclosing party to maintain such information in confidence, provided however that if Buyer intends to disclose specific confidential information to any partner other than New York State Common Retirement Funds, it shall use its best efforts to notify Sellers as to the intended recipient prior to the release of any such confidential information. Buyer's public release of information with respect to the pendency of the transaction shall be subject to the review and reasonable approval of Sellers and Sellers' public release of information shall be subject to Buyer's review and reasonable approval. Seller and Buyer (or Buyer's Affiliates), as a public entity, shall be permitted to disclose any matter relating to the contemplated transaction as such party may determine is necessary in connection with fulfilling its obligations under state and federal securities laws, provided that each of Seller and Buyer shall use its or their respective good faith efforts to notify the other and permit prior review and concurrence of any press releases discussing this agreement and/or the transactions contemplated herein.

     Section 7.15 Counterparts. This Agreement may be executed in one or more counterparts. All counterparts so executed shall constitute one contract, binding on all parties, even though all parties are not signatory to the same counterpart.

     Section 7.16 Entire Agreement. Excepting solely the provisions of that certain Confidentiality Agreement dated as of April 4, 2000 which such provisions do not pertain to the Properties that are the subject of this Agreement, this Agreement and the attached exhibits, which are by this reference incorporated herein, and all documents in the nature of such exhibits, when executed, contain the entire understanding of the parties and supersede any and all other written or oral understanding. In amplification of the foregoing, upon the Closing Buyer's obligations regarding "Proprietary Information" in such Confidentiality Agreement shall terminate with regard to all closed Properties.

                           [Signatures Pages Follow]

          IN WITNESS WHEREOF, Sellers and Buyer have executed this Agreement as of the day and year first written above.


                              "SELLERS"

                              CT OPERATING PARTNERSHIP, L.P., a California limited partnership

                              By:   CENTER TRUST, INC.
                                    a Maryland corporation,
                                    its general partner

                                    By:
                                       --------------------------------
                                    Name:
                                    Title:

                              CT RETAIL PROPERTIES FINANCE I, LLC, a Delaware limited liability company,

                              By:  CT OPERATING PARTNERSHIP, L.P., a
                                   California limited partnership

                                   By:  CENTER TRUST, INC.
                                        a Maryland corporation,
                                        its general partner

                                   By:
                                      ---------------------------------
                                        Name:
                                        Title:

                              CENTER TRUST RETAIL PROPERTIES
                              FINANCE III, LLC, a Delaware limited liability company,

                              By:  CT OPERATING PARTNERSHIP, L.P., a
                                   California limited partnership

                                   By:  CENTER TRUST, INC.
                                        a Maryland corporation,
                                        its general partner

                                   By:
                                      --------------------------------
                                        Name:
                                        Title:

                              CT RETAIL PROPERTIES FINANCE IV,
                              LLC, a Delaware limited liability company,

                              By:  CT OPERATING PARTNERSHIP, L.P., a
                                   California limited partnership

                                   By:  CENTER TRUST, INC.
                                        a Maryland corporation,
                                        its general partner

                                   By:
                                      --------------------------------
                                        Name:
                                        Title:


                              "BUYER"

                              KIMCO REALTY CORPORATION,
                              a Maryland corporation

                              By:
                                 -------------------------------------
                                   Name:
                                   Title:


                                      S-2